EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES DIVIDEND OF $0.10 PER SHARE

Evansville, IN (November 9, 2010) — Escalade, Inc. (ESCA) announced that its Board of Directors authorized the payment of a ten cents ($0.10) per share dividend payable December 6, 2010, to all shareholders of record on November 22, 2010.

“This dividend of $0.10 per share reflects the significant improvement in operating results and debt reduction since 2008,” stated Robert J. Keller, President and Chief Executive Officer of Escalade Inc. “Management believes 2010 profits will generate sufficient cash flows to pay dividends, meet operating capital requirements, and invest in strategic growth initiatives, including product innovation and brand marketing.”

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449 or Robert J. Keller, President and CEO at 812/467-4449.

This press release contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to update these forward-looking statements after the date of this report.